Exhibit 5.1

FILE No. 044877.107865

January 15, 2021

Orbital Energy Group, Inc.

1924 Aldine Western

Houston, TX 77038-1420

Re:     Orbital Energy Group, Inc.; Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Orbital Energy Group, Inc., a Colorado corporation (the “Company”), in connection with the registration of the offer and sale of up to 10,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-239914) filed and declared effective by the Securities and Exchange Commission (the “Commission”) on September 2, 2020 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 13, 2021, by and among the Company and the purchasers identified in the signature pages thereto.

We have examined copies of the Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof (the “Base Prospectus”) and the prospectus supplement thereto dated January 13, 2021 related to the offering of the Shares filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Purchase Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the Colorado Corporations and Associations Act of the State of Colorado.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,

JOHNSON, POPE, BOKOR, RUPPEL,

& BURNS, LLP

                                                                                          By: /s/Michael T. Cronin

Michael T. Cronin

6739920